Filed pursuant to Rule 433
Registration No. 333-130580
May 22, 2006

HSBC Finance Corporation

Final Term Sheet
Lead Managers:	HSBC Securities (USA) Inc. (85%)
Co-Managers:	BNP Paribas Securities Corp. (3%) Calyon Securities (USA) Inc. (3%) National Australia Bank Limited (3%) Scotia Capital (USA) Inc. (3%) SG Americas Securities, LLC (3%)
Structure:	10 year Global Floating Rate Notes
Ratings:	Aa3/A/AA-(Pos Outlook/Stable/Stable)
Pricing Date:	May 22, 2006
Interest Accrual Date:	May 30, 2006
Settlement Date:	May 30, 2006
Maturity Date:	June 1, 2016
Form of Note:	Senior Notes
Form of Offering:	SEC Registered Global
CUSIP:	40429CFR8
ISIN:	US40429CFR88

Transaction Details
Principal Amount:	$750,000,000
Pricing Benchmark:	3M USD LIBOR
Re-offer Yield:	3M USD LIBOR + 43bp
Interest Rate Source:	USD-LIBOR-BBA (Telerate Inc Page 3750)
Price to Investor:	100.000%
Gross Fees:	0.400%
All-in Price to Issuer:	99.600%
Total Proceeds to Issuer:	$747,000,000
Interest Reset:	Quarterly
Interest Pay Frequency:	Quarterly
Coupon Payment Dates:	Quarterly on the 1st of September, December, March and June; commencing on September 1st, 2006
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Listing:	NYSE

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.